Comments from

The Laclede Group, Inc.

Annual meeting of shareholders
January 27, 2005

Remarks from Barry Cooper, CFO:

Net income for the quarter that ended December 31, 2004 was $16.62 million, slightly ahead of the $16.59 million reported for the quarter ended December 31, 2003. However, basic and diluted earnings per share this year were lower, due primarily to the dilutive effect of the sale of 1.725 million shares of common stock in 2004. Therefore, first quarter earnings for fiscal 2005 were 79 cents per share, compared to 87 cents per share for fiscal 2004. Earnings for the quarter were derived primarily from group’s core subsidiary, Laclede Gas Company, and are reflective of the seasonal nature of that business.

Utility earnings were down approximately $2.2 million for the quarter ended December 31, 2004 compared with the first quarter ended December 31, 2003. Despite being tempered by the gas company’s weather mitigation rate design, the decrease was due in large part to reduced sales from an unseasonably warm November weather pattern. Utility earnings were further reduced by lower income from off-system sales and higher operating expenses, partially offset by the recovery of eligible costs incurred to build and maintain our distribution system through the infrastructure system replacement surcharge that became effective in June 2004.

The utility’s decrease in net income was partially offset by a $1.1 million increase in net income recorded by SM&P, our non-regulated underground facility locating and marking company. SM&P’s improved results were primarily due to the return of a substantial portion of business from two large customers, the attainment of new business in both new and existing markets and charges recorded last year associated with employment related litigation.

Earnings from Laclede Energy Resources, our gas marketing affiliate, were up $1 million over last year primarily due to higher sales volumes and increased margins.

Short-term borrowings out standing at December 31 for Laclede Group totaled $177.3 million, all of which was at Laclede Gas Company. Our short-term borrowings are used primarily to pay for natural gas prior to the receipt of payment for such gas from our customers. Currently, we have lines of credit in place totaling $320 million with $35 million expiring in 2005 and $285 million expiring in September 2009.

Remarks from Douglas Yaeger, Chairman, President and CEO:

That’s a good report, especially with our quarterly earnings remaining strong in the face of another warm weather pattern. The results underscore the impact of the strategic change that the company has undertaken and the fact that we’ve added new businesses through our non-regulated subsidiaries that simply weren’t there several years ago.

As you are aware, the theme of our fiscal 2004 annual report is “strength in numbers,” which highlighted a number of these areas, specifically in:

•	Earnings,

•	Finances,

•	Dividends,

•	Our continued emphasis on effective corporate governance policies,

•	Growth in our non-regulated endeavors, and

•	Our commitment to stabilize and improve our utility business.

The results are that – in fiscal 2004, we posted record earnings for a second consecutive year.

I want to discuss how we accomplished these results – despite weather in the Laclede Gas service area that was 14% warmer than normal – and set the stage for continued improvements and growth.

First, Laclede Gas Company:

Most of our earnings continue — and will continue for the foreseeable future — to come from our core subsidiary, Laclede Gas Company, which is the largest natural gas distribution utility in Missouri. The benefits of our weather mitigation rate design implemented in November 2002 helped to offset the full impact of warm weather and related reductions in customer usage. However, despite these benefits, our overall earnings from Laclede Gas were down 6% from fiscal 2003, in large part because we remain vulnerable to weather fluctuations in the heating season “shoulder months” of November and April.

However, we believe that, with a few modifications achieved through the regulatory process, our basic rate design can serve as an industry model for not only mitigating the financial impacts of weather-driven volumetric fluctuations on the company and its customers but also to provide a platform for LDCs such as Laclede Gas to significantly step-up efforts aimed at helping customers conserve energy on a national basis. In other words, appropriately developed, this type of rate design can effectively remove traditional financial disincentives for utilities to aggressively encourage customers to reduce consumption and thereby conserve gas supplies for the future.

At a recent meeting of the Southern Gas Association, which I have the privilege to chair this year, I indicated that appropriate national conservation measures — along with rate structures that can support them without financial penalty — represent an area that our industry must actively advance, and soon. I can assure you that we, at Laclede, will continue to aggressively pursue such policies for both our customers and the company in this regard.

I will turn now to two of our other subsidiaries, which are vital and growing parts of our organization.

With more than $270 million in revenues in 2004, Laclede Energy Resources, or LER, has grown substantially in the last several years. In fiscal 2004, LER increased its revenues by $106 million, contributing 15 cents per share to Group’s consolidated earnings — its second consecutive year of providing double-digit results.

LER offers the choice of a non-regulated gas provider to qualified entities, both on our system as well as outside of Laclede’s traditional service area. LER deals in a highly competitive environment; therefore, its results are directly related to its ability to capitalize on opportunities as they arise in the marketplace.

LER’s recent growth has come largely from focusing on the wholesale sector, where LER acquires gas supplies, and sells them to utilities and/or gas marketers who, in turn, resell the gas to their respective customers across the country. While we had no wholesale sales in fiscal 2001 – we sold approximately 33 billion cubic feet into that market in 2004. Looking ahead, we will endeavor to increase LER’s upstream transportation capacity and move gas to wholesale markets north and east of the St. Louis area.

SM&P Utility Resources

SM&P, the underground facilities marking and locating company we acquired three years ago at about this time, returned to profitability last year, regaining most of the business that shifted away in fiscal 2003 – expanding into new territories – notably Houston and San Antonio – while adding significant new customers in Oklahoma, Wisconsin, Indiana and Missouri.

During a rebuilding year, SM&P increased last year’s revenues by $4 million, contributing 3 cents per share to Group’s 2004 earnings and representing a 20-cent-per-share positive turnaround from 2003. I remain very pleased with the spirit at SM&P. The employees have focused on what had to be done and executed their game-plan successfully.

Our challenge now is to build upon this positive momentum, increase SM&P’s profitability, and grow the business. We have every reason to believe we can do so. An increasing amount of our country’s vital infrastructure is in underground facilities. Therefore, the need to accurately locate and mark them on a timely basis is essential.

2004 accomplishments

When we formed the holding company in October 2001, stabilizing and improving the utility was first and foremost among our strategic objectives and – while we have made significant strides – we continually look for areas of improvement.

•	We have sharpened operating through vigorous attention to developing new and more efficient processes, which helped enable us to raise the dividend a year ago for the first time since January 1999 – and we are focused on continuing to grow the dividend over time.

•	This last August, we successfully negotiated a 4-year labor contract at Laclede Gas that broke new ground in the sharing of health care costs, an area in which double-digit increases have occurred over the last four years. Therefore, for the first time ever, all Laclede Gas employees are involved in a health care cost-sharing program, making us all better health care consumers.

•	We also were able, for the first time in 2004, to adjust base rates through an infrastructure system replacement surcharge, known as ISRS. The ISRS allows us to recover the mandated capital costs of installing facilities associated with safety-related and public improvement projects without the need or expense of going through an entire rate case procedure. The Missouri Public Service Commission approved our first ISRS adjustment last year, representing additional revenue of $3.6 million, and just this month the commission approved our second adjustment of $1.4 million. While the ISRS offsets certain mandated costs, it does not eliminate the need for general rate relief to cover other, ongoing and rising costs associated with operating and maintaining our 15,000-mile distribution and storage system. It does, however, allow us to defer general rate filings by permitting us to recover mandated costs on a more timely basis.

•	In 2004, we strengthened the balance sheet and secured our strong debt rating, providing greater financial capacity for the corporation, which is vital for any company’s future in today’s business environment.

•	We generated approximately $45 million in new capital through an equity offering of more than 1.7 million shares that sold out rapidly – the majority of sales going to first-time buyers of our common stock.

•	Laclede Gas also took advantage of 40-year low interest rates to sell $150 million in first mortgage bonds, using the proceeds to pay down the utility’s higher-interest long-term debt and to further reduce our short-term debt.

•	And, in a separate arrangement, we locked in a 5-year line of credit from a syndicate of banks that supports our short-term borrowing needs. This agreement replaced the previous arrangements that traditionally had to be negotiated and renewed on an annual basis.

•	Also – during this past year, we have continued our history of commitment to strong corporate governance principles and practices. I am proud that, through the hard work of many employees, The Laclede Group completed the vast majority of the internal work necessary for compliance with section 404 of the Sarbanes-Oxley act a full year ahead of the adjusted deadline for the company.

•	We strengthened our organization by naming several new officers, some who came to us from other companies, bringing new talent and experience to our organization, and some who were promoted from within as part of our leadership development program:

•	We hired Mark Darrell in May as General Counsel. Mark has more than 21 years of experience in multiple facets of the energy business, including more than 11 years as in-house general counsel and assistant general counsel for several natural gas companies, as well as experience as a chief operating officer. He came to us from NiSource.

•	In September, we hired Dave Abernathy as Vice President—Associate General Counsel. He previously was with Missouri-American Water Company, where he was vice president, general counsel and secretary for the company and its related affiliated entities for the past five years.

•	Last January, we named Mary Kullman to the newly created position of Chief Governance Officer and Corporate Secretary. Mary has been in our legal department since 1990. Formalizing this new role signifies the importance we place on corporate governance at the Laclede companies and places compliance responsibilities in a designated officer. I might also add that we are now in the process of staffing a new risk and control services department to make sure we remain current in our compliance efforts. The Laclede Group remains committed to the maintenance of an ethical business environment that is based on values that are rooted in complying with the letter and spirit of applicable law and the highest ethical standards of honesty, integrity, transparency and fairness.

•	Also in January, we named Rick Skau Vice President of Human Resources. He has been with us since 1985 and has served in a variety of positions, most recently in industrial relations and human resources. Rick is playing a key role in our performance management and health care cost containment efforts.

•	Our two decades of association with the Dollar-Help program led to our receiving the National Fuel Fund Network’s Corporate Excellence Award for 2004 — an honor that recognizes Laclede’s longstanding efforts to provide meaningful support to those in its service area that are less fortunate. Dollar-Help raised a record $871,000 last year — double what it raised five years ago. Nearly 70,000 Laclede Gas customers donate through their monthly bill payments which combined with funds matched in part by Laclede, provide a steady funding source that has enabled Dollar-Help to make more than $12 million in heating assistance available to low-income residents since its inception.

Challenges ahead

While I am pleased with your company’s progress during fiscal 2004, we face significant challenges ahead.

Of great concern is the level of natural gas prices in the wholesale market and the volatility of such prices. Both issues are related and require national solutions.

To date, Congress has failed to pass a comprehensive energy policy despite having recognized the need to do so over several years ago. I am very encouraged, however, that the day after his re-election, President Bush declared the enactment of such legislation to be one of the top priorities of his second term. We are very active in and working closely through, the American Gas Association and other industry groups to support such legislation. Our industry has much at stake in this effort, and we must be diligent in our efforts to gain improved accessibility to on-shore and off-shore domestic natural gas reserves. As a nation – we must increase supply, because as long as supplies remain tight, upward pricing pressure will continue in the competitive national market for natural gas.

In the meantime, Laclede Gas has taken an aggressive approach to moderate the impact of price fluctuations on our customers. We strive for increased price stability through our gas supply risk management program whereby we utilize a variety of financial instruments to protect, or “hedge,” approximately 70% of our normal annual natural gas purchases. Laclede Gas also hedges physically — through the use of our extensive gas storage facilities – which allows the utility to purchase gas during the summer, when prices have historically been more favorable, and to store it for future use.

Simply put, our objectives are the same as our customers’ — an adequate supply of natural gas at reasonable prices – and we will continue to work directly, and through industry groups, to accomplish these objectives.

What’s ahead

Last month, Forbes Magazine named The Laclede Group as one of five St. Louis-based companies on its list of America’s 400 best big companies. We joined A.G. Edwards, Emerson, Energizer, and Sigma-Aldrich on this list, which measures five-year growth rates among companies that have at least $1 billion in revenue, high rankings for corporate practices, and strong earnings and stock market performance.

Finally, I want to recognize the valuable service and dedication of our board of directors. This past year, we convened a board workshop dedicated to the company’s central direction, corporate strategy and leadership development. We will hold similar workshops on an on-going basis.

Today, two of our long-time board members, Bob Stupp and Bob Jaudes, are retiring under the mandatory director retirement provision of our by-laws.

Bob Jaudes, as you know, was my immediate predecessor as Chairman and CEO, spending his entire working career at laclede. Bob rose through the ranks, gaining an understanding of virtually all areas of the company; he has been a member of the board since 1983. For nearly 50 years, Bob Jaudes has been a part of your company. In addition, he has been an active community leader, having served as general chairman of the 1997 St. Louis United Way campaign, and as chairman of the Salvation Army’s 1993-1994 Tree of Lights campaign.

As CEO, Bob led Laclede with distinction and constructed the firm foundation upon which we are building a bright future. Since his 1999 retirement as an active employee, he has continued, as a board member, to draw upon his vast experiences to help us and me move the company forward.

Bob Stupp, has been on Laclede’s board since December 1989. He is Chairman and Chief Executive Officer of Stupp Bros., Inc., a St. Louis-based company specializing in the fabrication of iron and steel. Like Bob Jaudes, he is a graduate of Washington University, and he was honored by that institute with its alumni achievement award in 1992.

Bob has served on, and been chair of, numerous key board committees at Laclede, and also is a leading figure in the community, having served as president and chair of Junior Achievement of Mississippi Valley, as a board member of the Shriner’s Hospitals for Crippled Children, and the board of the St. Louis Area Council of the Boy Scouts, to name just a few. He is the founding chairman and current executive board member of the National Steel Bridge Alliance and a fellow of the American Society of Civil Engineers.

All of us here today have greatly benefited from the dedication and insight of these two fine leaders, and we wish them all the best in the future.

Seven of our current directors will continue in office, including Mr. Stephen Maritz, Chairman of the Board and Chief Executive Officer of Maritz, Inc., Who is on the proxy for re-election today. We are also adding two new board members: John P. Stupp, Jr. and Edward L. Glotzbach.

John Stupp holds a bachelor of science degree in business and economics from Lehigh University. In addition to being President of Stupp Bros., Inc., he is a director of Atrion Corporation of Dallas. He has been active in civic affairs, serving currently as secretary and member of the board of trustees of St. Louis Children’s Hospital, a member of the board of BJC Health Care, and a member of the executive committee of Fair Saint Louis since 1997.

Ed Glotzbach currently serves as president and managing partner of TPI, Inc., A Houston-based firm that is the leading outsourcing advisory firm in the united states for is services. Prior to that, he spent over 30 years in various positions with SBC Communications, including vice president – chief financial officer of SWBT, as well as executive vice president and chief information officer of SBC. He also serves on the board of Visual Networks, Inc., a Maryland-based software firm. He is chairman of the board of trustees for Webster University and the finance committee for the Washburn University endowment, where he received a degree in mathematics, before earning a Master of Science degree from the University of Southern California.

We welcome Mr. Stupp and Mr. Glotzbach to The Laclede Group.

In closing, your management team remains focused and committed. I am proud of what we have accomplished and what we intend to do, and I truly thank you for your support.

I truly thank you for your support.